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                                                                   Exhibit 10.22
                                                                   -------------

                                PROMISSORY NOTE


$2,200,000                                                    September 17, 1998


          FOR VALUE RECEIVED, THE UNDERSIGNED, SH SECURITIES CO., LLC, a New York limited liability company (the "Borrower") HEREBY PROMISES TO PAY to the order of AMPEX CORPORATION, a Delaware corporation ("Payee"), on October 15, 2008, the principal sum of Two Million Two Hundred Thousand Dollars ($2,200,000), together with interest on the principal amount hereof from time to time outstanding at the rate of 5.74% per annum. Accrued interest on this Note shall be payable on each October 15 and on the date of each payment of the principal hereof until this Note is paid in full.

          This Note is subject to the provisions of an agreement, dated September 11, 1998, between the Payee and the Borrower, which provides, among other things, that payment of the principal of, and accrued interest on, this
Note is subject to reduction or forgiveness, in whole or in part, in certain circumstances, which provisions are incorporated herein by reference as if fully set forth in this Note. The Payee agrees that it will not sell, assign, transfer, pledge, or otherwise dispose of this Note without obtaining the acknowledgment of the transferee of the provisions of such agreement.


          The Borrower shall have the right, at any time, to prepay all or any part of the outstanding principal amount without premium or penalty.

          The occurrence of any one of the following shall constitute an Event of Default hereunder:


          (a) The Borrower shall default in the payment of the principal of or accrued interest on this Note when due and such default shall continue for a period of three (3) days after notice from the holder of this Note;
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          (b) The Borrower shall default in the performance of any other term of this Note and such default shall continue for 30 days after notice from the holder of this Note; or

          (c) The Borrower shall (i) be adjudicated a bankrupt or insolvent; or file a voluntary petition in bankruptcy; or (ii) any involuntary petition in bankruptcy shall be filed against the Borrower which shall not have been discharged within 60 days.

          Upon the occurrence of an Event of Default, and at any time thereafter while such Event of Default is continuing:

          (a) the holder of this Note may by written notice to the Borrower declare all or any part of the unpaid balance of this Note immediately due and payable, whereupon such unpaid balance or part thereof shall become so due and payable without presentation, protest or further demand or notice of any kind, all of which are hereby expressly waived, and the holder of this Note may proceed to enforce payment of such balance or part thereof in such manner as it may elect; and

          (b) the holder of this Note may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate means and may exercise any and all rights afforded a secured creditor under the Uniform Commercial Code, including without limitation, enforcement of rights under the Pledge Agreement referred to below.

          The Borrower hereby agrees to pay on demand reasonable costs and expenses, including without limitation reasonable attorneys' fees, incurred or paid by the holder of this Note in enforcing this Note upon the occurrence of an Event of Default.

          The Borrower hereby waives presentment, demand, notice, protest and other demands and notices in connection with the delivery, acceptance or enforcement of this Note.

          No delay or omission on the part of the holder of this Note in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note, and a waiver, delay or omission on any one occasion shall not be construed as a bar to or waiver of any such right on any future occasion.
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          This Note is secured by a pledge with the Payee of certain Collateral under the terms of a Pledge Agreement, of even date, between the Borrower and the Payee.

          No director, officer, employee, member, manager or stockholder, as such, of the Borrower shall have any liability to the holder of this Note for any obligations of the Borrower under this Note or for any claims based on or in respect of such obligations.

          All notices hereunder shall be deemed to have been given when delivered in person or, if mailed, when actually received by the party to whom addressed. Such actual receipt shall be presumed if such notice shall be mailed by registered or certified mail, addressed to any party at its address set forth below or at any other address notified in writing to the other parties hereto, and if the sender shall have received back a return receipt.

To the Borrower:         135 East 57th Street
                         New York, NY  10022


To the Payee:            500 Broadway
                         Redwood City, CA  94063
                         Attention: Chief Financial Officer


          This Note shall be governed by the laws of the State of New York.

                         SH SECURITIES CO., LLC


                         By /s/ Edward J. Bramson
                            ----------------------
                            Title: Managing Member

                                      -3-
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                                                              September 17, 1998



Edward J. Bramson
Chairman
Ampex Corporation
500 Broadway
Redwood City, CA 94063

Dear Mr. Bramson:

     We refer to the Stock Purchase Agreement, dated as of October 22, 1996 (the "Agreement"), between Ampex Corporation (the "Corporation") and you, pursuant to which the Corporation sold to your designee, SH Securities Co., LLC, a New York limited liability company ("SHS"), of which you are the sole managing member, 400,000 shares of the Class A Common Stock (the "Shares") of the Corporation at a purchase price of $6.875 per Share, in exchange for cash in the amount of $550,000 and a secured promissory note (the "Note") in the amount of $2,200,000 executed by SHS.

     On August 27, 1998, the Board of Directors of the Corporation unanimously authorized the Corporation to modify the terms of the Note in certain respects. In accordance with the terms approved by the Board, the Corporation hereby agrees with you and SHS as follows:

     1. The final maturity date of the Note shall be extended to October 15, 2008, and subject to paragraph 2 below, the principal amount of the Note shall be reduced in ten (10) equal annual installments of $176,000 each to $440,000, commencing on October 15, 1998 and continuing until the final maturity date, whereupon the remaining unpaid balance of the Note shall be due and payable. In addition, if during any ten (10) consecutive trading day period, the average closing price of the Class A Common Stock on the American Stock Exchange shall equal or exceed $7.00 per share, the unpaid principal balance of the Note shall thereupon be reduced to $440,000. Interest on the modified Note shall be payable at the rate of 5.74% per annum. Subject to paragraph 2 below, accrued interest on the unpaid principal amount of the Note due on each October 15 during the term of the Note shall be forgiven on each such interest payment date. Upon your execution and delivery of this agreement, the existing Note shall be exchanged for a new Note reflecting such modifications in substantially the form attached hereto.

Edward J. Bramson
September 17, 1998
Page 2

     2. If you shall voluntarily resign as an officer and director of the Corporation or shall be discharged for "Cause" (as defined in the Agreement) prior to the final maturity date of the Note, no further reductions of the principal of, or forgiveness of accrued interest on, the Note shall take effect pursuant to this agreement after the effective date of such resignation or discharge.

     3. The Corporation further agrees that, in the event of a Change of Control (as defined below) of the Corporation during the term of the Note, the Corporation will give you prompt written notice of such event and will afford you the opportunity (in addition to your prepayment rights under the Note, which shall not be affected by this agreement), which shall remain open for a period of thirty (30) days after delivery of such notice to you, to surrender the Shares then securing the Note under the Pledge Agreement entered into by you pursuant to the Agreements in exchange for a full release of and cancellation of any claims by the Corporation for repayment of such indebtedness and return of such Note and any cash payments theretofore made by you in payment for the Shares (without interest). In order to elect such option you shall deliver to the Corporation, within such thirty day period, a written notice of your election. Such election shall be effective with respect to all (but not less than all) the Shares then securing the Note. If you do not deliver such written notice within such thirty day period, the existing arrangements shall remain in effect.

     For purposes of this Agreement, the term "Change of Control" shall mean the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act"), other than you or your Affiliates (as defined in the Rules of the Securities and Exchange Commission under the Act), becomes or publicly commences a tender offer seeking to become the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Act, except that a person or group will be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time or the occurrence of a specified event), directly or indirectly, of 30% or more of the outstanding Common Stock of the Corporation; (ii) the Corporation consolidates with, or merges with or into another person, pursuant to a transaction in which the outstanding voting stock of the Corporation is converted into or exchanged for cash, securities or other property; or (iii) the Corporation enters into any agreement contemplating any of the foregoing transactions; excluding, however, from (ii) and (iii) any transaction or agreement with a subsidiary of the Corporation or an entity controlled by you or your Affiliates.

Edward J. Bramson
September 17, 1998
Page 2

     4. All other terms and conditions of the Agreement and the Note shall remain in full force and effect.

     If the foregoing correctly sets forth our agreement, please sign the enclosed copy of this letter and return it to the undersigned, whereupon it will become a binding agreement between us.

                                          Very truly yours,

                                          AMPEX CORPORATION

                                          By /s/ Craig L. McKibben
                                            -----------------------------
                                            Vice President

Accepted and agreed as of
the date first set forth above.

/s/ Edward J. Bramson
-------------------------------
Edward J. Bramson, individually
and as Managing Member of SHS